Exhibit 10.20

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT to begin on April 17, 2008 (the “Commencement Date”), by and between UTEK CORPORATION, a Delaware corporation, having an office at 2109 East Palm Avenue, Tampa, Florida 33605 (hereinafter referred to as “UTEK” or the “Company”), and Peter Skarzynski (hereinafter referred to as “Employee”):

WHEREAS, UTEK is purchasing all of the issued and outstanding stock of Carmi, Inc., from Strategos, LLC and Peter Skarzynski is a principal in said entity, under that certain Amended and Restated Stock Purchase Agreement dated April 17, 2008 (the “Purchase Agreement”); and

WHEREAS, UTEK desires to employ Employee in the position as a Managing Director of the Strategos division of UTEK; and

WHEREAS, the going concern value of the capital stock and the business being sold would be diminished substantially if Peter Skarzynski was to compete with UTEK in the consulting business; and

WHEREAS, Employee is willing and capable to be employed in said position in the manner provided for herein, and to perform all of the duties of the position and of UTEK upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth and in connection with the Closing under the Purchase Agreement, it is agreed as follows;

1. Employment of Employee. UTEK hereby employs Employee as a Managing Director of the Strategos division of UTEK.

2. Term. The term of this Agreement (the “Employment Term”) shall commence on the Commencement Date and expire three years from such date, unless sooner terminated. During the term hereof, Employee shall devote substantially all of his business time and efforts to UTEK and its subsidiaries and affiliates; provided, however, that Employee may serve on and be compensated with respect to service as a member of advisory boards or boards of directors of charitable organizations, non-competing private companies or, with the consent of UTEK’s Chief Operating Officer, public companies, so long as such service shall not materially interfere with Employee’s performance of his duties hereunder and shall not require the disclosure of confidential information inconsistent with Section 5 below.

3. Duties. The Employee shall perform those functions generally performed by persons of such title and position, shall perform any and all related duties, and shall be available to confer and consult with and advise the officers and directors of UTEK at such times that may be reasonably required by UTEK.

4. Compensation. Employee shall be paid as follows:

a. Employee shall be paid a salary of $325,000 per year, payable in monthly installments (the “Base Salary”), with such Base Salary subject to increase as determined on an annual basis by UTEK’s Compensation Committee; and

b. In addition:

(i) UTEK shall pay a cash bonus to Employee (the “Annual Bonus”), to be determined annually in accordance with the UTEK-Strategos Bonus Plan (the “Bonus Plan”) attached hereto as Exhibit A (which Bonus Plan shall not be modified, amended, revised or terminated by UTEK during the Employment Term without the prior written consent of Employee) and paid on December 15th of each year.

(ii) Employee may participate in all benefit plans provided by UTEK at an individual cost equal to or less than the individual cost of the comparable plans in effect for Strategos prior to its acquisition by UTEK. UTEK or Strategos shall maintain a qualified retirement plan and other benefit plans for Employee equivalent to the 401k plan and corresponding benefit plans in effect for Strategos prior to its acquisition by UTEK.

(iii) Employee shall be granted 20,000 stock options each year during the Employment Term, at the closing market price at the close of business on the first trading date after the UTEK trading window opens after the date hereof (with respect to 2008) or after the anniversary of the date hereof (with respect to all subsequent years), according to the terms of UTEK’s employee stock option program.

(iv) In addition to (but without duplication of) the Base Salary and any bonuses payable to Employee pursuant to this Section 4, during the Employment Term, Employee shall be entitled to four (4) weeks of paid vacation each calendar year in accordance with UTEK’s company handbook, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

(v) In the event of (1) a termination of Employee by the Company other than for Cause (as defined in Paragraph 7(a)) or (2) a resignation by Employee for Good Reason (as defined in Paragraph 7(b)), Employee shall be entitled to a one-time lump sum payment (the “Severance Payment”) equivalent to Employee’s compensation for a number of months equal to (i) thirty six, less (ii) one month for each monthly anniversary of the Commencement Date that has passed prior to the date of termination of Employee’s employment with UTEK (the “Termination Date”); provided, however, that on the thirtieth (30th) monthly anniversary of the Commencement Date and for the duration of Employee’s employment by UTEK (whether during the Employment Term or otherwise) thereafter, Employee shall be entitled to a Severance Payment equal to Employee’s compensation for six (6) months. For purposes of this Section 4(b)(v), “Employee’s compensation” shall mean (x) the sum of the Employee’s then current Base Salary plus the average of Employee’s actual cash bonus for the prior two calendar years (including the Annual Bonus for 2008 and subsequent years, and the prior bonuses received by Employee from Strategos for earlier years) divided by (y) 12.

5. Confidential Information

a. The Employee has acquired and will acquire information and knowledge respecting the intimate and confidential affairs of the Company (for this purpose including all subsidiaries and affiliates, including without limitation confidential information with respect to the Company’s customer lists, technologies, business methodology, business techniques, promotional materials and information, and other similar matters treated by the Company as confidential (the “Confidential Information”). Accordingly, the Employee covenants and agrees that during his employment by the Company (whether during the Term hereof or otherwise) and thereafter, the Employee shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of the Employee’s duties hereunder, any Confidential Information obtained by the Employee while in the employ of the Company.

b. The Employee agrees that all memoranda, notes, records, data base information, papers or other documents and all copies thereof relating to the Company’s operations or business, some of which may be prepared by the Employee, and all objects associated therewith in any way limited by the Employee shall be the Company’s property. This shall include, but is not limited to, documents and objects concerning any customer contracts, manuals, mailing lists, advertising materials, and all of their materials and records of any kind that may be in the Employee’s possession or under the Employee’s control. The Employee shall not, except for the Company’s use, copy or duplicate any of the aforementioned documents or objects (except for the purpose of performing Employee’s duties and except for Employee’s contact information, which may be kept for personal use that is not inconsistent with Employee’s obligations under Section 6 below) nor remove them from the Company’s facilities, nor use any information concerning them except for the covenants and agrees that the Employee will deliver to the Company upon termination of the Employee’s employment, or any other time at the Company’s reasonable request.

c. The Employee shall deliver to the Company or its designee at the termination of his employment all data, correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company or one its subsidiaries. In this regard, except as otherwise provided in Section 4b or Section 5d, the Employee hereby grants and conveys to the Company all right, title, and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Employee or under his direction or that may come into his possession in any way during the term of his employment with the Company that reasonably relate to the past, present or anticipated business of the Company or one of its subsidiaries.

d. Notwithstanding anything to the contrary contained in this Section 5, in the event that Employee writes, publishes, speaks regarding, presents or otherwise promotes any and all of his scholarly writings (including books, articles, speeches, presentations or other materials) with respect to innovation or other UTEK-related topics, UTEK shall receive and retain any and all compensation, profits, royalties or other remuneration resulting therefrom; provided, however, that Employee may receive and retain any publishing royalties, compensation, profits or other remuneration from his current 2008 book and any subsequent such scholarly writings unrelated to any UTEK-related topics. Employee shall not disclose, without the Company’s written consent, any Confidential Information of the Company in connection with any such writings.

6. Restrictive Covenants.

a. The term of the restrictive covenants contained in this Paragraph 6 (the “Covenant Term”) shall be the duration of Employee’s employment by UTEK (whether during the Employment Term hereof or otherwise), and for a number of months thereafter equal to (i) thirty six, less (ii) one month for each monthly anniversary of the Commencement Date that has passed prior to the Termination Date; provided, however, that on the twenty-fourth (24th) monthly anniversary of the Commencement Date and for the duration of Employee’s employment by UTEK (whether during the Employment Term or otherwise) thereafter, Employee shall be subject to a Covenant Term of twelve (12) months.

b. Employee covenants and agrees that during the Employment Term Employee will not:

(i) directly or indirectly engage in, continue in or carry on the business of any corporation, partnership, firm or other business organization which is now, becomes or may become a direct competitor of Strategos in its business, including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto; or

(ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now, becomes or may become a competitor of Strategos during Employee’s employment with UTEK.

c. Employee further covenants and agrees that during the Covenant Term, Employee shall refrain from soliciting and shall not, directly as independent contractor, employee, consultant, agent, partner, or joint venturer, or as an officer, director, agent or employee of any firm, person, entity, partnership or corporation, or otherwise solicit the business of any person, firm, partnership, corporation, joint venture, sole proprietorship or other entity with whom Employee has worked or to whom Employee has sold or solicited business during the thirty (30) month term preceding the Termination Date. The Employee further covenants and agrees that, during the Covenant Term, the Employee will not work directly as a full-time employee for any corporation, partnership, firm or other business organization that has done business with Strategos in the six-month term prior to the Termination Date. For purposes of this Section 6(c), “sold or solicited business” means that Employee has attended an in-person meeting at the potential customer’s offices seeking to secure a current or future consulting engagement for Strategos.

d. In the event of any breach of this covenant, Employee recognizes that the remedies at law may be inadequate and that in addition to any relief at law, subject to Section 8, which may be available to the Company for such violation or breach and regardless of any provisions contained in this Agreement, the Company may be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this section. In any action or proceeding by the Company to obtain a temporary restraining order and/or preliminary injunction to enforce the covenant, Employee hereby agrees that the Company shall not be required to put an injunction bond in excess of One Thousand Dollars ($1,000.00) in order to obtain the temporary restraining order and/or preliminary injunction.

e. In the event a court of competent jurisdiction determines that the provisions of this covenant are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtained to the extent necessary to render it enforceable.

f. For the purposes of this Section 6, “Strategos” shall be deemed to be only Strategos and its consulting business (whether or not separately incorporated or organized and even if operated solely as an unincorporated division of UTEK) and shall not include the Company’s other businesses, operations, subsidiaries or affiliates.

g. The parties hereto expressly acknowledge and agree that any provision of this Section 6 may be amended or waived only by the mutual written agreement of both parties.

7. Termination

a. UTEK shall also have the right to terminate this Agreement immediately for “Cause.”

“Cause” shall mean the Company’s Board’s final determination that any of the following has occurred: (i) Employee’s willful and continued failure (other than any such failure resulting from physical or mental incapacity) to perform the lawful and reasonable duties properly assigned to him that are consistent with the scope and nature of Employee’s position, or (ii) Employee’s commission of an act that constitutes gross negligence or willful misconduct and that is materially and demonstrably detrimental to the financial condition and/or goodwill of the Company, or (iii) Employee’s commission of any theft, fraud, act of dishonesty or breach of trust directly or indirectly resulting in, or intended to result in, material personal gain or enrichment of Employee at the direct or indirect expense of the Company, or (iv) Employee’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability or the operation of a motor vehicle, or (v) Employee’s material violation of any Section 6 of this Agreement, or (vi) Employee’s habitual abuse of alcohol or any regulated substance that results in a material impairment of Employee’s ability to perform his obligations under this Agreement; provided, however, that “Cause” shall only exist if and to the extent that the Board has given the Employee (A) a written notice of such occurrence that specifically identifies the manner and nature of such occurrence, (B) with respect to occurrences listed in clauses (i), (v) and (vi), a reasonable period (not to exceed 90 days) to cure the behavior related to such occurrence and (C) a reasonable opportunity (together with counsel) to be heard before the Board before a final decision with respect to the existence of Cause is made by the Board; and provided, further, that such occurrence shall only constitute “Cause” hereunder if the Company terminates Employee’s employment with the Company within 120 days after delivery of such written notice. No act or failure to act shall be considered to be “willful” (x) unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company, or (y) if it is done, or omitted to be done, in reliance on the informed advice of UTEK’s General Counsel or its outside counsel or independent accountants or at the express direction of the Board.

b. If the Employee is terminated for Cause or resigns his employment without Good Reason (a “Forfeiture Event”), (i) except as required by law, the Company will not be required to make any further payments to Employee during the remainder of the term of this Employment Agreement except as provided in Paragraph 4(v) herein, and (ii) Employee shall forfeit any remaining, unvested Class B Units (the “Equity”) granted under that certain Class B Unit Agreement dated April     , 2008 and that certain Operating Agreement of Strategos, LLC, dated April     , 2008.

“Good Reason” shall mean, in the absence of Employee’s written consent, (i) any action by the Company that results in a material diminution in Employee’s position, authority, duties or responsibilities as contemplated by this Agreement; provided, however, that the liquidation or merger of Strategos with and into UTEK after its acquisition by UTEK shall not be considered an event that would give rise to Good Reason so long as Employee continues to (x) be the principal member of a team of employees engaged in, and have client relationship leadership responsibility for, the innovation, strategy, and strategy implementation consulting practice of Strategos comparable to the services offered by Strategos prior to its acquisition by UTEK; (y) reports directly only to the Chief Operating Officer of UTEK; and (z) continues to be a member of the policy-making group of senior principals of the Strategos consulting practice; (ii) any failure by the Company to comply with the material terms of this Agreement; (iii) any reduction in the Employee’s Base Salary or Annual Bonus opportunity (including any modification, amendment, revision or termination of the Bonus Plan by UTEK during the Employment Term without the express prior written consent of Employee); and (iv) the Company requiring the Employee to be based at any office or location more than 30 miles from his residence as of the date hereof; provided, however that Employee has given the Board: (A) a written notice of such occurrence that specifically identifies the manner and nature of such occurrence, and (B) with respect to occurrences listed in (i) or (ii) above, a reasonable period (not to exceed 90 days) to cure such occurrence; and provided, further, that such occurrence shall only constitute “Good Reason” hereunder if Employee terminates his employment with the Company within 120 days after delivery of such written notice.

c. Upon the occurrence of any Change of Control (as hereinafter defined) of UTEK prior to a Forfeiture Event, Employee’s interest in the Equity shall become fully vested and exercisable.

“Change of Control” shall be deemed to have taken place if there shall occur a single transaction pursuant to which: (i) securities of UTEK representing 50% or more of the combined voting power of UTEK’s then outstanding voting securities are acquired pursuant to a tender offer or an exchange offer by a person or entity which is not a wholly-owned subsidiary of UTEK or any of its affiliates; (ii) a merger or consolidation is consummated in which UTEK is a constituent corporation and which results in less than 50% of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of UTEK; (iii) a sale is consummated by UTEK of substantially all of the company’s assets to a person or entity which is not a wholly-owned subsidiary of the company or any of its affiliates or (iv) any option granted under the Company’s Amended and Restated Employee Stock Option Plan in effect as of the date hereof (as such Plan may be hereafter amended or superseded) shall become immediately exercisable in full under Section 6(c) of such Plan.

8. Arbitration. Except for remedies for injunctive relief as provided in Section 6(e), any controversies between UTEK and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement shall on the written request of either party served on the other be submitted to arbitration. Such arbitration shall comply with and be governed by the rules of the American Arbitration Association. An arbitration demand must be made within one (1) year of the date on which the party demanding arbitration first had notice of the existence of the claim to be arbitrated, or the right to arbitration along with such claim shall be considered to have been waived. An arbitrator shall be selected according to the procedures of the American Arbitration Association. The cost of arbitration shall be born by the losing party or in such proportions as the arbitrator shall decide. The arbitrator shall have no authority to add to, subtract from or otherwise modify the provisions of this Agreement, or to award punitive damages to either party.

9. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

10. Entire Agreement: Survival.

a. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between UTEK and Employee with respect to Employee’s employment by UTEK. This Agreement may not be amended except by an agreement in writing signed by the Employee and the UTEK, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

b. The provisions of Sections 4, 5, 6, 8, 9, 10, 12 and 14 shall survive the termination of this Agreement.

11. Assignment. This Agreement shall not be assigned to other parties.

12. Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof, and the parties agree that the jurisdiction shall be in Cook County, Illinois.

13. Notice. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be fax or e-mail (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent be express delivery service (receipt requested) in each case to the appropriate addresses, and fax numbers as the party may designate to itself by notice to the other parties:

(i)	if to UTEK:

UTEK Corporation

2109 East Palm Avenue

Tampa, Florida 33605

Attention: Sam Reiber

Vice President & General Counsel

Telephone: 813-754-4330

Fax: 813-242-9530

E-mail: sreiber@utekcorp.com

(ii)	If to the Employee:

Peter Skarzynski

211 Central Avenue

Wilmette, IL 60091

Telephone: 847-251-6349

Fax: 312-655-8334

E-mail: pskarzynski@strategos.com

(iii)	With a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

227 West Monroe Street, Suite 4400

Chicago, Illinois 60606

Attention: Mark A. Harris

Telephone: 312-984-2121

Fax: 312-984-7700

E-mail: mharris@mwe.com

14. Severability. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

For UTEK Corporation

/S/ Douglas Schaedler
Douglas Schaedler
COO

For Employee

/S/ Peter Skarzynski
Peter Skarsynski